EXHIBIT 99

[Eagle Bancorp, Inc. Logo Omitted]

PRESS RELEASE                                        EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                                CONTACT:
                                                     Ronald D. Paul
April 15, 2004                                       301.986.1800


             EAGLE BANCORP, INC. ANNOUNCES 1ST QUARTER 2004 EARNINGS

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, announced net income of $1.18 million for the quarter ended March 31, 2004. The results for the first quarter of 2004 represented a 20% increase over the $983 thousand of net income for the same period in 2003 and a 45% increase over the $815 thousand net income for the fourth quarter of 2003.

On a per share basis, the Company earned $0.22 per basic share and $0.21 per diluted share in the first quarter of 2004, as compared to $0.15 per basic and diluted shares for the fourth quarter of 2003 and $0.34 per basic share and $0.32 per diluted share for the first quarter of 2003. Earnings per share were significantly impacted in the first quarter of 2004 and fourth quarter of 2003 by the 85% increase in the number of outstanding shares following the completion of the Company's offering of approximately 2.4 million shares in August 2003. The additional shares are expected to have an adverse impact on earnings per share for a number of quarters until the capital can be further leveraged and deployed in loans and other income producing assets other than low yielding, but highly liquid short term investment securities.

The Company reported total assets at March 31, 2004 of $469 million compared to $443 million at December 31, 2003 and $350 million at March 31, 2003. At March 31, 2004 deposits of approximately $386 million represented a 15% increase over deposits of $336 million at December 31, 2003, and a 38% increase over deposits of $279 million at March 31, 2003. At March 31, 2004, loans (including loans held for sale) increased 4% to $335 million from $321 million at December 31, 2003, and 38% from $243 million at March 31, 2003.

Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc., are pleased with the first quarter operating results reflecting an increase in earnings as compared to the same quarter in 2003, as well as the immediately preceding quarter ending at December 31, 2003. Operating results were good, highlighted by moderate growth in loans and significant growth in deposits.

EagleBank commenced operations in July 1998. It presently has seven offices, six in Montgomery County, Maryland and one in the District of Columbia. A second office in the District is scheduled to open in April and the Bank will be closing an office in Montgomery County in June. EagleBank specializes in delivering full relationship banking to the businesses, professionals and individuals in the communities it serves.

This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

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